LOGICVISION RECEIVES LETTER FROM NASDAQ REGARDING NONCOMPLIANCE WITH
                             MINIMUM BID PRICE RULE

SAN JOSE, Calif. - October 12, 2007 -- LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor test and yield learning solutions, today announced that on October 11, 2007 it received a letter from the The Nasdaq Stock Market notifying LogicVision that its common stock is subject to delisting from The Nasdaq Global Market due to continued noncompliance with the $1.00 minimum closing bid price requirement set forth in Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). As announced on April 13, 2007, LogicVision had previously received a letter from The Nasdaq Stock Market on April 12, 2007 that LogicVision was not in compliance with The Nasdaq Global Market's requirements for continued listing due to noncompliance with the Minimum Bid Price Rule, and was provided 180 calendar days, or until October 9, 2007, to regain compliance with the Minimum Bid Price Rule.

LogicVision intends to submit an application to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. If LogicVision submits a transfer application and applicable fees, LogicVision's common stock will continue to trade on The Nasdaq Global Market pending the review of the transfer application. If LogicVision's application to transfer its listing to The Nasdaq Capital Market is approved and the listing is transferred, LogicVision would be subject to the continued listing requirements of The Nasdaq Capital Market and would be provided an additional 180 calendar days, until April 7, 2008, to comply with the $1.00 minimum closing bid price continued listing requirement of The Nasdaq Capital Market. Compliance would be achieved if the bid price of LogicVision's common stock closed at $1.00 per share or more for a minimum of 10 consecutive business days at any time before April 7, 2008. If the Staff does not approve LogicVision's transfer application, LogicVision will receive written notification that its common stock will be delisted.


About LogicVision Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate(TM), works together with Silicon Insight(TM) applications and Yield Insight(TM) to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shorten both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com


Forward Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company's ability to transfer the listing of its common stock to The Nasdaq Capital Market are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risk that the Company is not able to apply to transfer the listing of its common stock to The Nasdaq Capital Market, the risk that any such application and transfer to The Nasdaq Capital Market is not approved, and the risk that the Company does not comply with the listing requirements of The Nasdaq Capital Market in order to transfer to The Nasdaq Capital Market, and other risks detailed in LogicVision's Form 10-Q for the quarter ended June 30, 2006, and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

Contacts:

Bruce Jaffe
Vide President and CFO
LogicVision, Inc.
(408) 453-0146
investorrelations@logicvision.com